GRANT HARTFORD CORPORATION

Filed Pursuant to Rule 424(b)(3)
File No. 333-155507

Supplement No. 5
dated September 15, 2010
to the Prospectus
Dated December 9, 2009

This prospectus supplement supplements the Prospectus dated December 9, 2009, relating to the sale, transfer or distribution of up to of 2,717,088 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

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Report on Form 8-K

On July 20, 2010, we filed with the Securities and Exchange Commission the attached Report on Form 8-K as it relates to Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year. The text of the Form 8-K is attached hereto.

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Investing in our common stock involves risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2010

Grant Hartford Corporation

(Exact name of registrant as specified in its charter)

Montana	333-155507	20-8690366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Connery Way Missoula, MT	59808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 549-4148

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year. .

At an Annual Meeting of Shareholders held on June 24, 2010, in Missoula, MT, the Company's Shareholders approved the providing of preemptive rights to the Company's Preferred Shareholders, which required the Restatement of its Articles of Incorporation.

On July 13, 2010, the Company filed its Amended and Restated Articles of Incorporation wherein it sets forth the creation and preferential voting rights afforded to the Series A Preferred Class of the Company's $0.0001 par value preferred stock.

A copy of the Amended and Restated Articles of Incorporation is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(a)	N/A
(b)	N/A
(c)	N/A
(d)	Exhibits
99.1 Amended and Restated Articles of Incorporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANT HARTFORD CORPORATION

Dated: July 20, 2010	By:	/s/Eric Sauve
	Name:	Eric Sauve
	Title:	Chief Executive Officer/Chief Financial Officer/Director

Exhibit No.	Description
99.1	Amended and Restated Articles of Incorporation

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